Jason M. Tyra
CPA PLLC

Independent Accountant's Review Report

To Management:

I have reviewed the accompanying balance sheet of N1CE USA, LLC as of December 31, 2015, and the related statements of income, retained earnings, and cash flows for the year then ended. A review includes primarily applying analytical procedures to management's financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, I do not express such an opinion.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant's Responsibility

My responsibility is to conduct the review in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Those standards require me to perform procedures to obtain limited assurance that there are no material modifications that should be made to the financial statements. I believe that the results of my procedures provide a reasonable basis for my report.

Accountant's Conclusion

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Jason M. Tyra, CPA, PLLC
Dallas, TX
May 10, 2016

1341 WEST MOCKINGBIRD LANE
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DALLAS, TX 75247
972-201-9008
WWW.TYRACPA.COM

N1CE USA, LLC

Unaudited Financial Statements For The Year Ended December 31, 2015

May 10, 2016

N1CE USA, LLC
BALANCE SHEET
December 31, 2015

ASSETS

		Amount
CURRENT ASSETS		
Cash	$	1,255
TOTAL CURRENT ASSETS		1,255
TOTAL ASSETS	$	1,255

LIABILITIES AND MEMBERS' EQUITY

MEMBERS' EQUITY		
Member Contributions		20,000
Retained earnings		(18,745)
TOTAL STOCKHOLDERS' EQUITY		1,255
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$	1,255

See accompanying notes.

N1CE USA, LLC
INCOME STATEMENT
For the Year Ended December 31, 2015

Operating Expenses		
General and Administrative		120
Organizational Costs		8,885
Non-Production Labor Costs		9,740
Total Operating Expenses		18,745
Income from Operations		(18,745)
Net Income	$	(18,745)

See accompanying notes.

N1CE USA, LLC
STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2015

Cash Flows From Operating Activities		
Net Income for the Year	$	(18,745)
Net Cash Flows From Operating Activities		(18,745)

Cash Flows From Financing Activities		
Member Contributions		20,000
Net Cash Flows From Investing Activities		20,000
Cash at Beginning of Period		-
Cash at End of Period	$	1,255

See accompanying notes.

N1CE USA, LLC
NOTES TO FINANCIAL STATEMENTS
UNAUDITED
DECEMBER 31, 2015

ORGANIZATION AND NATURE OF ACTIVITIES

N1CE USA, LLC (“the Company”) is a development stage company that intends to market and distribute frozen alcoholic cocktail beverages for sale at clubs, events, beaches, and retail outlets. Beverages will be manufactured by unaffiliated vendors and resold by distributors in the United States.

N1CE USA, LLC is currently engaged in efforts to raise additional capital through an equity crowdfunding campaign conducted under the provisions of Title III of the JOBS Act. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to expand operations in the United States.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with maturities of three months or less when purchased.

Income

The Company derives income solely from the marketing and distribution of frozen alcoholic cocktail beverages. For the year ended December 31, 2015, the Company engaged in startup and organizational activities only and earned no revenue.

Federal Income Taxes

N1CE USA, LLC has elected to be treated as a corporation under the US Internal Revenue Code. The Company generated a net operating loss during 2015, thus no federal income tax expense has been recorded in the statements. No carryback of the Company's 2015 net operating loss is possible, thus any benefits of the NOL will accrue to future years. The Company's return for Fiscal Years 2015 falls within the statutory period of review by the IRS, which is normally three years from the date the return was originally due.

State Taxes

The Company is subject to income tax in states where the company has both nexus and income. For 2015, this was in the State of Delaware only. The Company reported a net operating loss for 2015, thus no state income tax expense has been recorded in the statements. The Company's return for Fiscal Year 2015 falls within the statutory period of review by the State of Delaware, which is normally four years from the date the return was originally due.

CONCENTRATIONS

The company maintains its cash accounts at a single financial institution. Cash balances in demand deposit accounts are insured by the Federal Deposit Insurance Corporation up to $250,000.

GOVERNMENT PAYMENTS

At the end of the period, the Company owed no amounts with respect to government payments.

SUBSEQUENT EVENTS

Management considered events subsequent to the end of the period but before May 10, 2016, the date that the financial statements were available to be issued.

*****



Jim Nyberg

Partner at Highland Fresh Food

Stockholm, Sweden | Food & Beverages

Previous Spendrups Bryggeri AB, Dos Gringos Texmex AB, Directio Consulting

Education Mälardalen University

Send Jim InMail

384 connections

https://se.linkedin.com/in/jim-nyberg-79b148b

Background

Experience

Partner
Highland Fresh Food
January 2016 – Present (5 months)

Export Director
Spendrups Bryggeri AB
November 2011 – January 2016 (4 years 3 months) | Stockholm, Sweden



Mikael Drene

3rd

Co Founder at N1CE

Copenhagen Area, Capital Region, Denmark | Venture Capital & Private Equity

Current	Happyness Inc., N1CE
Previous	OnTheFlea AB, Ideon Innovation, Swedish Wattguard AB
Education	IHM business school

Send Mikael InMail

500+ connections

https://dk.linkedin.com/in/mikael-drene-1a2b1113

Background

Summary

Innovator

Experience

Founder
Happyness Inc.
June 2015 – Present (1 year)

Co Founder
N1CE
June 2014 – Present (2 years) | Miami Florida



Thomas Van Hare

3rd

CFO & Director of Investor Relations at N1CE Company; Publisher & CEO, Historic Wings Magazine

Kristianstad, Sweden | Defense & Space

Current	N1CE Company, Historic Wings
Previous	TF Hawk, Inc., SkyLink USA, United States Department of Defense
Education	Lund University

Send Thomas InMail

500+ connections

https://se.linkedin.com/in/thomasvanhare

Contact Info

Background

Summary

Three-time White House appointee and senior business manager with extensive experience in government, politics, international operations, aviation, marketing and logistics. Commercial Pilot, former Search and Rescue Pilot and Mission Director and former president of an airline.

Specialties: Skills in start-ups, technology business, the aviation sector, international air logistics, planning, strategy and corporate leadership.

Experience

CFO & Director of Investor Relations

N1CE Company

January 2016 – Present (5 months) | www.n1ce.com

N'ICE

N1CE is going global with its highly profitable product -- the N1CE Cocktail, the world's only 5% alcohol popsicle in a paper cone. Founded by Sebastian Ingrosso, crafted by the award-winning bartender, Jimmy Dymott, with Axwell and Alesso as partners, and backed by an expert team of food and beverage professionals, marketing experts, logistics operators and highly experienced brand managers, N1CE brings its proven brand from Europe to the global market.

Publisher & CEO

Historic Wings

October 1997 – Present (18 years 8 months) | www.historicwings.com

Publisher of a magazine celebrating aviation adventure, piloting and all things to do with the history of flight -- the online magazine is an award-winning online site with daily, weekly and monthly content: http://www.historicwings.com/



N1CE

FROZEN COCKTAIL

AWARD WINNING BARTENDER

N1CE Frozen Cocktails are the result of an epic meeting between a superstar producer and an award-winning bartender.

This fusion of creativity gave birth to a revolution in frozen cocktails that refresh your senses wherever you are; from a hot and sultry summer night in Ibiza to Stockholm´s intimate club scenes. Our ice cold and frozen cocktails are classics like Daiquiri, Pina Colada, Mojito and Margarita.

Dive in and be seduced.

By Jimmy Dymott and Sebastian Ingrosso



N1CE

MARKET OPPORTUNITY

People love mixed cocktails but they cannot have them everywhere.

You either have to go to a bar to purchase one or you have to make your own – but this requires that you have have the skills, set-up, ingredients and time.

Mixed cocktails are handcrafted products that limit mass market business opportunities.



N1CE

SOLUTION

We package mixed cocktails as ready-to-drink frozen cocktail popsicle products in paper cones (mirroring Keurig's and Nespresso's approach to specialty coffees).

The result is:

High quality, frozen mixed cocktails in a convenient, paper cone that is easy-to-serve, easy-to-store, and easy-to-sell!

For the home, beach, bars, clubs, retail stores, festivals & events.

This opens up a vast, untapped market opportunity with potential sales of tens of millions of products per year.


N1CE
STRAWBERRY DAIQUIRI
FROZEN COCKTAIL
CONTAINS 5% ALC.VOL.
N1CE
PIÑA COLADA
FROZEN COCKTAIL
CONTAINS 5% ALC.VOL.
N1CE
MOJITO
FROZEN COCKTAIL
CONTAINS 5% ALC.VOL.
N1CE
MARGARITA
FROZEN COCKTAIL
CONTAINS 5% ALC.VOL.


N1CE
UNDERLAYING MAGIC
The hand-crafted recipes of Jimmy Dymott, celebrity bartender and mixologist who was bartender of the year in Sweden, for the secret to our product.
N1CE Frozen Cocktails are frozen without preservatives -- fresh from the factory to the consumers hand.
N1CE

MANUFACTURING AND DISTRIBUTION

The keys to N1CE's expansion plan are three-fold:

1. Manufacturing partners are contracted to bear both the upfront and ongoing production costs.

2. Our distributors are carefully selected based on their reach and ability to serve hundreds – or even thousands – of retail doors in existing networks. as well as being well familiar with the horeca sector which is our main marketing channel.

3. Distributors have quarterly and annual minimum targets as well as upfront purchases to get started.



N1CE

Step 1 Creating brand awareness at selected festivals, bars, beach clubs, etc.

Step 2 Hotel, restaurants, convenience stores.

Step 3 Full retail and grocery distribution.



EXPERT MANAGEMENT TEAM



Ingrosso + Axwell + Alesso

EDM stars with social media reach to millions of fans worldwide – a perfectly matched target demographic for the product.

Jimmy Dymott

Former bartender of the year and expert mixologist whose recipes are the key to the product's taste.

Mikael Drené + Jim Nyberg
Mio Danilovic + Goran Lugonja
Peter Neumeister + Sören Klingborn
Thomas Van Hare

A professional team of skilled food and beverage products managers, marketing & advertising execs and international sales and marketing experts with the knowledge, experience and skills to succeed.

N1CE

KEY METRICS

120 million cocktails in annual production capacity
250,000 cocktails sold over three months in Summer 2015
173,000 sold so far in the first half of May 2016 alone

55 festivals contracted for Summer 2016 total of 2,500,000 attendees
Our data shows that 47% to 61% of festival goers purchase at least one
And 26% of buyers at festivals make a second purchase

$5 to $8 consumer price per cocktail
76% gross margin

11 countries launched by year-end 2016


N1CE
STRAWBERRY DAIQUIRI
PIÑA COLADA
MOJITO
MARGARITA
5%

N1CE

STATUS TIMELINE

- **Start-up of N1CE** – June 15, 2014
- **First presentation to customers** – July 15, 2014
- **Meetings with production partners** – July–August 2014
- **Signed test contract with SIA Glass** – September 4, 2014
- **Signing test contract with EW Flavors** – September 13, 2014
- **Product development** – October–November 2014
- **New brand design by Acid and Marble** – November–December 2014
- **Test production with SIA Glass** – December 18, 2014
- **New packaging & design by Acid and Marble** – January–February 2015
- **First production with SIA Glass** – March 2015
- **N1CE Cocktail Pre-Launch** – April 2015
- **Summerburst launch in Gothenburg, Sweden** – May 2015
- **Release Party at Publiqo** – June 10, 2015
- **Summerburst launch in Stockholm, Sweden** – June 2015
- **Start distribution in Sweden** – June 2015
- **Signed deal with Stureplansgruppen** – July 2015
- **Release in retail in Denmark** – July 2015
- **First shipment to Ibiza** – July 2015
- **Big Slap Malmo Festival** – August 2015
- **First shipment to Cyprus** – August 2015
- **Online sale start at mathem.se** – August 2015
- **Production deal in Canada for USA** – September 2015
- **Products classified as food Florida** – September 2015
- **Signed distribution deal for Denmark** – November 2015
- **Redesign of brand by Neumeister** – January 2016
- **Launch Party in Miami Beach, Florida** – March 2016
- **Signed distribution deal for Spain and Italy** – March 2016
- **Contracted Festivals with a total of 2.500.000 visitors** – April 2016
- **First shipment to Norway** – May 2016
- **173,000 products sold in the first 10 days in May** – May 10, 2016

N1CE

N1CE

FROZEN COCKTAIL

AWARD WINNING BARTENDER

N1CE USA, LLC
1000 N. West Street, Suite 150
Wilmington, DE 19801 USA
invest@n1ce.com
www.wefunder.me/n1ce